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Exhibit 10.3  Cerritos Valley Bank Deferred Compensation Agreement for James N.
Koury

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                                 CERRITOS VALLEY BANK
                           DEFERRED COMPENSATION AGREEMENT


THIS AGREEMENT is made and entered into this 24th day of December, 1993 by and between Cerritos Valley Bank (the "Company"), and James N. Koury (the "Executive").

                                     INTRODUCTION

As encouragement for the Executive to remain an employee of the Company, the Company is providing Executive a deferred compensation arrangement. The benefits from the deferred compensation arrangement will be paid from the Company's general assets.

                                      AGREEMENT

The Executive and the Company agree as follows:


                                      ARTICLE 1
                                     DEFINITIONS

     1.1 DEFINITIONS. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

          1.1.1 "Change of Control" means the transfer of shares of the Company's voting common stock such that one person (other than the Executive) or any group of persons acting in concert (other than a group containing the Executive) acquires (or is deemed to acquire under Section 318 of the Internal Revenue Code of 1986, as amended) 51% or more of the Company's outstanding voting common stock followed within twelve (12) months by the replacement of fifty percent (50%) or more of the members of the Company's Board of Directors that existed immediately prior to such person or group acquiring 51% of the Company's outstanding voting common stock (for reasons other than death or disability).

          1.1.2 "Code" means the Internal Revenue Code of 1986, as amended. References to a Code section shall be deemed to be to that section as it now exists and to any successor provision.

          1.1.3 "Compensation" means the total annual base salary payable to the Executive.

          1.1.4  "Distribution Date" means January 1, 2001.

          1.1.5  "Election Form"  means the Form attached as Exhibit 1.


                                      ARTICLE 2
                                  DEFERRAL ELECTION

     2.1 INITIAL ELECTION. The Executive shall make an initial deferral election under this Agreement by filing with the Company a signed Election Form within 30 days after the date of this

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Agreement.  The Election Form shall set forth the amount of Compensation to be deferred. The Election Form shall be effective to defer only Compensation earned after the date the Election Form is received by the Company. No Compensation shall be deferred after a Change in Control or the Distribution Date.

     2.2  ELECTION CHANGES.

          2.2.1 GENERALLY. The Executive may modify the amount of Compensation to be deferred by filing a subsequent signed Election Form with the Company.
The modified deferral shall not be effective until the calendar year following the year in which the subsequent Election Form is received by the Company. The Executive may not change the form of benefit payment initially elected under
Section 2.1.

          2.2.2 HARDSHIP. If an unforeseeable financial emergency arising from the death of a family member, divorce, sickness, injury, catastrophe or similar event outside the control of the Executive occurs, the Executive may, by written instructions to the Company, reduce future deferrals under this Agreement.


                                      ARTICLE 3
                                   DEFERRAL ACCOUNT

     3.1 ESTABLISHING AND CREDITING. The Company shall establish a Deferral Account on its books for the Executive, and shall credit to the Deferral Account the following amounts:

          3.1.1 DEFERRALS. The Compensation deferred by the Executive, as of the time such amounts would have otherwise been paid to the Executive.

          3.1.2 INTEREST. Interest on the account balance of the Deferred Account since the preceding credit under this Section 3.1.2, if any, at an annual rate, compounded monthly, that is equal to the Wall Street Journal Prime Rate + 2.0% as of the end of the month (or business day closest to the end of month) for the same period. Interest shall be calculated monthly and posted to the Deferral Account on a monthly basis. Interest for any partial period should be calculated based on the actual number of days in the month. Interest shall accrue on the account balance of the Deferral Account until such time the Deferral Account has been completely distributed.

     3.2 STATEMENT OF ACCOUNTS. The Company shall provide to the Executive, within one hundred twenty (120) days after each anniversary of this Agreement, a statement setting forth the Deferral Account balance.

     3.3 ACCOUNTING DEVICE ONLY. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind.

     3.4 UNFUNDED ARRANGEMENT. The Executive is a general unsecured creditor of the Company for the payment of benefits under this Agreement. The benefits represent the Company's mere promise to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and any beneficiary have no preferred or secured claim.

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                                      ARTICLE 4
                                  LIFETIME BENEFITS

     4.1 DISTRIBUTION DATE. On the Distribution Date, the Company shall pay the benefit equal to Deferral Account balance at the Distribution Date and interest accruing on such after the Distribution Date to the Executive in 120 nearly equal monthly installments commencing on the first day of the month following the Distribution Date as elected by Executive on the Election Form. Interest on the account balance of the Deferral Account shall continue until the Deferral Account has been completely distributed.

     4.2 CHANGE OF CONTROL BENEFIT. Upon a Change of Control which is prior to the Distribution Date the Company shall pay to the Executive the benefit equal to the Deferral Account balance at the date of the Change of Control. The Company shall pay the benefit equal to Deferral Account balance at the date of the Change of Control and interest accruing on such after the date of the Change of Control to the Executive in 60 nearly equal monthly installments commencing on the first day of the month following the date of the Change of Control. Interest on the account balance of the Deferral Account shall continue until the Deferral Account has been completely distributed.

     4.3 HARDSHIP DISTRIBUTION. Upon the Company's determination (following petition by the Executive) that the Executive has suffered an unforeseeable financial emergency as described in Section 2.2.2, the Company shall distribute to the Executive all or a portion of the Deferral Account balance as determined by the Company, but in no event shall the distribution be greater than is necessary to relieve the financial hardship.


                                      ARTICLE 5
                                    DEATH BENEFITS

     5.1 DEATH PRIOR TO THE DISTRIBUTION DATE. If the Executive dies prior to the Distribution Date, the Company shall pay to the Executive's beneficiary the benefit equal to $204,037 per year for a period of ten years in lieu of the benefit equal to the Deferral Account balance at the date of the Executive's death. The Company shall pay the benefit to the beneficiary in 120 nearly equal monthly installments commencing on the first day of the month following the Executive's death.

     5.2 DEATH DURING BENEFIT PERIOD. If the Executive dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts it would have paid to the Executive had the Executive survived.


                                      ARTICLE 6
                                    BENEFICIARIES

     6.1 BENEFICIARY DESIGNATIONS. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, a new designation will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made

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to the Executive's surviving spouse, if any, and if none, to the Executive's surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Executive's estate.

     6.2 FACILITY OF PAYMENT. If a benefit is payable to a minor, to a person declared incompetent, or a to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.


                                      ARTICLE 7
                             CLAIMS AND REVIEW PROCEDURES

     7.1 CLAIMS PROCEDURE. The Company shall notify the Executive's beneficiary in writing, within thirty (30) days of his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the beneficiary is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the beneficiary wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the beneficiary of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional thirty (30) day period.

     7.2 REVIEW PROCEDURE. If the beneficiary is determined by the Company not to be eligible for benefits, or if the beneficiary believes that he or she is entitled to greater or different benefits, the beneficiary shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within thirty (30) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the beneficiary believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the beneficiary (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the beneficiary (or counsel) shall have the right to review the pertinent documents. The Company shall notify the beneficiary of its decision in writing no later than thirty (30) days after receipt of the presentation of the position of the beneficiary or sixty (60) days after receipt by the Company of the petition of the beneficiary, stating specifically the basis of its decision, written in a manner calculated to be understood by the beneficiary and the specific provisions of the Agreement on which the decision is based.

     7.3 BENEFITS REQUIRED TO BE PAID. Section 7.1 and 7.2 of this Article 7 shall not be construed to relieve the Company of its obligation to pay Executive or Executive's beneficiary the benefits provided by this Agreement.

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                                      ARTICLE 8
                              AMENDMENTS AND TERMINATION

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive. In no event shall this Agreement be terminated without payment to the Executive of the Deferral Account balance attributable to Executive's deferrals and interest credited on such amounts.


                                      ARTICLE 9
                                    MISCELLANEOUS

     9.1 BINDING EFFECT. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

     9.2 NO GUARANTY OF EMPLOYMENT. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

     9.3 NONTRANSFERABILITY. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

     9.4 TAX WITHHOLDING. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

     9.5 APPLICABLE LAW. The Agreement and all rights hereunder shall be governed by the laws of California.

     9.6 ATTORNEYS FEES. In the event that either party to this Agreement brings an action or suit against the other party by reason of any breach of this Agreement, the prevailing party in whose favor final judgment is entered shall be entitled to have and recover from the losing party all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such suit or action, including, without limitation, legal fees and court costs.

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IN WITNESS WHEREOF, the Executive and a duly authorized officer of the Company have signed this Agreement.

EXECUTIVE                          CERRITOS VALLEY BANK


/s/ James N. Koury                 /s/ Kay Toma
-------------------------          -------------------------------
James N. Koury                     Dr. Kay Toma
                                   Chairman of the Board

                                   /s/ Larry A. Ellison
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                                   Larry A. Ellison
                                   Executive Vice President
                                   Chief Financial Officer & Cashier






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